Exhibit 22.1
Owens & Minor, Inc.

List of Guarantor Subsidiaries

The following table lists the guarantors, issuers, or co-issuers of Owens & Minor, Inc.'s 2024 Notes as of September 30, 2023:

Entity:
Owens & Minor, Inc.
Owens & Minor Distribution, Inc.
Owens & Minor Medical, Inc.
Barista Acquisition I, LLC
Barista Acquisition II, LLC
O&M Halyard, Inc.
O&M Byram Holding, GP
Byram Holdings I, Inc.
Byram Healthcare Centers, Inc.
Owens & Minor International Logistics, Inc.
AVID Medical, Inc., a Delaware corporation
Medical Action Industries, Inc., a Delaware corporation
Diabetes Specialty Center, L.L.C., a Utah limited liability company
Fusion 5 Inc., a Delaware corporation
Halyard North Carolina, LLC, a North Carolina limited liability company
Apria, Inc.
Apria Healthcare Group LLC
Apria Healthcare LLC
Apria Holdco LLC
CPAP Sleep Stores, LLC
DMEHUB LLC
Healthy Living Home Medical LLC
Lofta, Inc.